Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2019 RESULTS

FARMINGDALE, NJ – August 8, 2019 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter of 2019.

Second Quarter 2019 Highlights

•	GAAP net loss applicable to common stockholders of $29.3 million, or $1.75 per diluted share
•	Core earnings attributable to common stockholders of $8.7 million, or $0.52 per share
•	Book value of $16.80 per share at June 30, 2019, a 4.2% decline from March 31, 2019, net of the Company’s second quarter dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 13.4% at August 7, 2019
•	Aggregate portfolio leverage stood at 5.2x at June 30, 2019

“Notably, we saw prepayments rapidly accelerating in the latter part of the second quarter, which impacted the value of our MSR portfolio,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation.  “With prepayment speeds remaining elevated well into the third quarter, and in light of current and expected market conditions, we expect that our Board in September will set the common dividend for the third quarter between 15% and 20% lower than the current dividend of $0.49 per share.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the second quarter of 2019 of $29.3 million, or $1.75 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $5.5 million of net interest income, $14.3 million of net servicing income, a net realized loss of $0.4 million on derivatives, a net unrealized loss of $3.8 million on derivatives, a net unrealized loss of $44.0 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.1 million.

Core earnings attributable to common stockholders for the second quarter of 2019 were $8.7 million, or $0.52 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Income
Interest income	$17,216	$12,019
Interest expense	11,707	7,324
Net interest income	5,509	4,695
Servicing fee income	18,362	11,535
Servicing costs	4,103	2,394
Net servicing income	14,259	9,141
Other income (loss)
Realized loss on RMBS, net	-	(121)
Realized loss on derivatives, net	(365)	(2,033)
Unrealized gain (loss) on derivatives, net	(3,819)	6,009
Unrealized loss on investments in MSRs	(44,042)	(365)
Total Income (Loss)	(28,458)	17,326
Expenses
General and administrative expense	1,138	937
Management fee to affiliate	1,934	1,383
Total Expenses	3,072	2,320
Income (Loss) Before Income Taxes	(31,530)	15,006
Provision for (Benefit from) corporate business taxes	(4,372)	1,161
Net Income (Loss)	(27,158)	13,845
Net (income) loss allocated to noncontrolling interests in Operating Partnership	438	(173)
Dividends on preferred stock	2,593	1,317
Net Income (Loss) Applicable to Common Stockholders	$(29,313)	$12,355
Net Income (Loss) Per Share of Common Stock
Basic	$(1.75)	$0.91
Diluted	$(1.75)	$0.91
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,776,472	13,616,461
Diluted	16,789,261	13,624,676

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the second quarter 2019 was approximately $25.5 million.

	Three Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Net Income (Loss)	$(27,158)	$13,845
Other comprehensive income:
Net unrealized gain (loss) on RMBS	25,536	(8,102)
Reclassification of net realized gain on RMBS included in earnings	-	121
Other comprehensive income (loss)	25,536	(7,981)
Comprehensive income (loss)	$(1,622)	$5,864
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(29)	75
Dividends on preferred stock	2,593	1,317
Comprehensive income (loss) attributable to common stockholders	$(4,186)	$4,472

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended June 30, 2019

The Company realized servicing fee income of $18.4 million from its MSR portfolio, interest income of $17.2 million from its RMBS portfolio and other loss of $48.2 million primarily related to unrealized losses on investments in MSRs. The unpaid principal balance for the MSR portfolio stood at $27.8 billion as of June 30, 2019 and the carrying value of the MSR portfolio ended the quarter at $273.7 million.  Net interest spread for the RMBS portfolio stood at 0.84% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.2x.

The RMBS portfolio had a book value of $2.1 billion and carrying value of approximately $2.2 billion at quarter-end June 30, 2019.  The portfolio had a weighted average coupon of 3.97% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end June 30, 2019, the Company held interest rate swaps with a notional amount of $1.5 billion, swaptions with a notional amount of $50.0 million, TBAs with a notional amount of $185.0 million and Treasury futures with a notional amount of $396.7 million.

As of June 30, 2019, Cherry Hill’s GAAP book value was $16.80 per diluted share, a decrease of 4.2%, net of the first quarter dividend, from book value per share of $17.54 as of March 31, 2019.

Dividends

On June 13, 2019, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the second quarter of 2019. The dividends were paid in cash on July 30, 2019 to common stockholders of record as of the close of business on June 28, 2019. Additionally, on July 15, 2019, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the second quarter of 2019. The dividends were paid in cash on July 15, 2019 to Series A and B Preferred stockholders of record as of the close of business on June 28, 2019.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in MSRs, realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of the excess servicing portion of the MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended June 30, 2019 and 2018:

	Three Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Net Income (Loss)	$(27,158)	$13,845
Realized loss on RMBS, net	-	121
Realized loss on derivatives, net	365	2,033
Unrealized loss (gain) on derivatives, net	3,819	(6,009)
Unrealized loss on investments in MSRs	44,042	365
Tax (benefit) expense on unrealized (loss) gain on MSRs	(4,249)	1,085
Changes due to realization of expected cash flows	(5,309)	(3,263)
Total core earnings:	$11,510	$8,177
Core earnings attributable to noncontrolling interests in Operating Partnership	(185)	(104)
Dividends on preferred stock	2,593	1,317
Core Earnings Attributable to Common Stockholders	$8,731	$6,756
Core Earnings Attributable to Common Stockholders, per Share	$0.52	$0.50
GAAP Net Income (Loss) Per Share of Common Stock	$(1.75)	$0.91

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission on August 8, 2019.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2019 and its results of operations for the second quarter of 2019 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2019 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on September 8, 2019 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13692891.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com